Exhibit 99.1

Daxor Corporation Acquires Volumex® and Megatope® From Its Existing Supplier Along With Glofil® to Enhance Existing Suite of Diagnostics

Expected to Improve Margins and Increase Revenue Streams

Oak Ridge, TN – March 25, 2024 -- Daxor Corporation (Nasdaq: DXR), the global leader in blood volume measurement technology, announces today it has entered into a definitive agreement to acquire exclusive and worldwide rights and intellectual property to manufacture from its existing supplier for Volumex and Megatope from privately-held Iso-Tex Diagnostics, Inc. Daxor has also acquired the exclusive rights to Glofil, a drug that measures glomerular filtration rate (GFR), which Iso-Tex has been selling directly to its customer base.

Daxor projects the acquisitions to be cash flow positive and accretive to earnings immediately upon transfer of the manufacturing. This is due to the embedded revenue streams of the drugs and significantly higher margins that will be achieved with internalized production.

“Bringing the manufacturing of these radiopharmaceutical diagnostics in-house at our Oak Ridge facility is a game-changer for Daxor that will substantially increase our margins on blood volume analysis (BVA) test kits as we scale up,” said Michael Feldschuh, President and CEO of Daxor. “Acquiring Glofil gives us a new product to cross-sell into our growing customer base.”

“Glofil, a trusted GFR diagnostic, shares a user base that overlaps with Daxor’s core hospital customers. Adding Glofil allows Daxor to offer a compelling combined product suite for measuring both blood volume and kidney function creating an additional revenue stream for the company,” said Senior Vice President of Commercialization and Customer Experience, Jean Oertel.

The deals have been structured with seller-provided financing on favorable terms. No payments will come due until manufacturing is fully transitioned to Daxor over the next 6-9 months. The total transaction value will then be paid in monthly installments over two years from that point, with payments anticipated to be supported by the revenue from Glofil and cost-savings from in-house manufacture of BVA test kits.

The transaction is subject to customary conditions, including receipt of applicable regulatory approvals.

About Iso-Tex Diagnostics, Inc.

Founded in 1975 by Tom Maloney, Iso-Tex manufactures radiopharmaceuticals for diagnostic and therapeutic applications for Daxor and other customers. Iso-Tex is headquartered in Pearland, Texas.

About Daxor Corporation

Daxor Corporation (Nasdaq: DXR), is the global leader in blood volume measurement technology focused on blood volume testing innovation. We developed and market the BVA-100® (Blood Volume Analyzer), the only diagnostic blood test cleared by the FDA to provide safe, accurate, objective quantification of blood volume status and composition compared to patient-specific norms. Over 65,000+ tests have been performed at leading hospital centers across the U.S., enhancing hospital performance metrics in a broad range of surgical and medical conditions, including significantly reducing mortality and readmissions in heart failure and critical care. Daxor has several ongoing trials in the areas of heart failure treatment with support from the NIH and is under contract developing analyzers to improve combat casualty care with the U.S. Department of Defense. Daxor’s mission is to advance healthcare by enabling optimal fluid management with blood volume analysis. Daxor’s vision is optimal blood volume for all. For more information, please visit our website at Daxor.com. Sign up to receive news on Daxor’s innovative technology HERE.

Forward-Looking Statements

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the impact of hiring sales staff and expansion of our distribution channels. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bret Shapiro

Sr. Managing Partner, CORE IR

1-516-222-2560

brets@coreir.com